Exhibit Index

Exhibit                           Description                           Page No.

10.49                    Amendment letter of agreement dated August       E-1
                         15, 1996 between the Company and McCord
                                 Winn Textron, Inc.

10.50                    Letter of agreement terminating the September    E-2
                         28, 1994, Development and License Agreement between the Company and Lumex, Inc.

10.51                    Letter of agreement with Josephberg & Grosz      E-3
                         to provide the Company investment banking services

10.52                    Stock Purchase Agreement with Drew Shoe          E-4
                         Corporation

27.00                    Financial Data Schedule                          E-5
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                                 Exhibit 10.49

                                Second Amendment
                                       To
                        Development And License Agreement

     THIS SECOND AMENDMENT made as of 15 day of August 1996 by and between BCAM International, Inc. (formerly known as Biomechanics Corporation of America) ("BCAM") and McCord Winn Textron Inc. ("Textron").

         A. BCAM and Textron entered into that certain Development and License Agreement dated as of March 5, 1993, as amended as of October 27, 1993, (herein, the "Agreement") wherein BCAM granted an exclusive license to Textron for the use of certain patents and know-how relating to an interactive feedback system for evaluating and controlling load bearing surfaces such as seats;

         B. In light of certain disputes which have arisen, BCAM and Textron desire to further amend the Agreement, as hereinafter set forth, to resolve such disputes,

          Accordingly, in consideration of the premises and mutual promises and covenants herein contained BCAM and Textron mutually agree to amend the Agreement as follows:

         2. Section 1.3 "Intelligent Seat Technology" shall be amended to read as follows:

         Section 1.3 "Intelligent  Seat  Technology"  shall mean (i) Patents and
         (ii) Know-How for an interactive feedback system that evaluates and controls a load bearing surface to provide improved comfort.

         3. Section 1.4 "Know-How" shall be amended to read in its entirety as follows:

         Section 1.4 "Know-How" shall mean all trade secrets, technical information and data unpatented inventions, whether in documentary form or otherwise, now possessed or hereafter developed or acquired by BCAM related to or used in connection with products incorporating Patents; provided, however, that Know-How shall not include any information, inventions or data which: (i) is or becomes a part of the public domain through no breach of this Agreement by Textron; (ii) is available from third parties; (iii) was known to Textron at the time of disclosure thereof by BCAM; or (iv) is independently developed by Textron without reference to any Know-How or breach of this Agreement by Textron.


         4. Section 1.6 "Patents" of the Agreement shall be amended to include "U.S. Patent No. 5,283,735 issued February 1, 1994 (from Serial Number 07/986,094 filed December 4, 1992)".

         5. Article IV, "Payments" of the Agreement shall be amended to read in its entirety as follows:

                                   Article IV
                             Royalties and Payments

                   4.1 BCAM acknowledges it received from Textron the sum of Five Hundred Fifty Thousand Dollars ($550,000) (herein, the "Fixed Fee") for certain development services and licenses related to the Intelligent Seat Technology.

                   4.2 In consideration of the payment of the Fixed Fee, Textron's obligation to pay royalties for any products designed as of the date hereof relating to Patents and Know-How transmitted or disclosed on or before May 30, 1996 and sold in commercial quantities shall expire on December 31, 1999. From and after January 1, 2000, Textron shall pay Royalties for products which actually incorporate Patents and Know-How transmitted to Textron by BCAM after May 31, 1996 and sold in commercial quantities by Textron or its sublicensee, as the case may be; provided however, that Textron shall not pay Royalties with respect to any products sold to Lear Corporation to the extent such products incorporate Patents or Know-How to which Lear Corporation ("Lear") has a right and license pursuant to that certain Agreement dated September 29, 1993 ("Lear Agreement") and further provided that Textron shall pay Royalties with respect to products sold to Lear which incorporate BCAM patents, technology and know-how to which Lear has no right or license pursuant to the Lear Agreement. The Royalties payable shall be: (i) with respect to Transportation industry products, the amount per unit as set forth on Exhibit 4.2 hereto; and (ii) with respect to each unit of product designed for wheelchairs, hospital beds and office furniture applications, Royalties equal to five percent (5%) of the net selling price of each unit of product. For purposes of this Agreement, "net sales price" means the sales price less discounts, sales or other taxes, shipping, insurance, packaging, duties, commissions, purchased components and allowances for returned products.

                   4.3 Notwithstanding the provisions of Section 4.2 hereof, no Royalties shall be due or payable with respect to: (i) products incorporating Intelligent Seat Technology for which a sales commission is payable to BCAM pursuant to this Agreement; or (ii) any products for which Textron is granted a license under this Agreement which are not produced in commercial quantities.


                   4.4 It is expressly understood and agreed that Textron shall receive a credit for a portion of the Fixed Fee in the aggregate amount of $150,000 (the "Credit") against any Royalties due and payable hereunder, such amount to be credited proportionately over a four (4) year period (the "Period") commencing in the first year when Royalties become payable; provided however, that in no event shall the Credit exceed the Royalties due in any one year during such period. If the accrued Royalties do not equal the Credit in any given year, such remainder Credit shall be rolledover and added the next year's proportion of the Credit. If at the end of the Period there is still outstanding any portion of the Credit, then the Credit shall be carried forward for an additional period of one (1) year, after which time the Credit, if not used, shall be extinguished.

                   4.4 Royalties payable hereunder shall be paid within 31 days after the end of each calendar quarter with respect to sales by Textron of products subject to Royalties during such quarter.

                   4.5 The Fixed Fee and Royalties set forth in this Article IV shall be the entire compensation payable by Textron for the License and BCAM's obligations under this Agreement.

          6. Except as specifically amended herein, all other terms and conditions of the Agreement shall remain the same and unchanged.

          IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its authorized representative as of the date first

                             BCAM International Inc.
Attest:

/s/ Allan Tepper                       By: /s/ Michael Strauss
-----------------                          --------------------
Assistant Secretary                        Michael Strauss
                                           President

                            McCord Winn Textron Inc.

Attest:

/s/ M A Ross                           By: /s/ George Daniels
--------------                            --------------------
Assistant Secretary                       George Daniels
                                          President

Textron  agrees to work  with BCAM  throughout  the term of this  Agreement  and intends to incorporate future developments and improvements to Patents and Know-How into Textrons products where those developments and improvements meet the competitive market requirements of the customers, including cost, quality and performance objectives. /s/ MS
                            ------
                            /s/ GD
                            ------




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